Exhibit 99.1

Watsco Reports Strong Second Quarter Results

Entrepreneurial Culture, Industry Scale, Technology Transformation and Regulatory Changes

Contribute to Strong Margins and Support Long-Term Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), August 1, 2023 – Watsco, Inc. (NYSE: WSO) announced its operating results for the second quarter and six-month period ended June 30, 2023. Commentary was also provided on business trends, growth opportunities, technology innovation and the Company’s financial position.

Through its entrepreneurial and technology-driven culture, Watsco has established itself as the largest participant in the highly fragmented $50+ billion North American HVAC/R distribution market. Since entering distribution in 1989, sales and operating income have grown at compounded annual growth rates (CAGRs) of 15% and 19%, respectively, reflecting strong and consistent performance across various macroeconomic and industry cycles. Over this period, Watsco’s dividends have grown at a 21% CAGR while maintaining a healthy balance sheet and strong cash flow.

Highlights Related to Second Quarter and Six-Month Performance

Results for the quarter and year-to-date periods reflect a significant product transition to new, higher-efficiency HVAC equipment systems in response to wide-ranging regulatory requirements that took effect on January 1, 2023. The Company estimates that approximately 60% of the HVAC equipment SKUs sold in the first half of 2023 were new products required by these regulations. Watsco’s teams executed on several fronts including converting inventory across 600+ locations in the U.S., implementing pricing programs to sustain margin and competitiveness, coordinating large-scale movement of product and logistics with OEM partners, developing contractor training and support, and more.

In connection with the regulatory transition, Watsco’s OEM community were required to revamp product lines to meet the heightened regulatory standards. The product transition has disproportionately affected one of Watsco’s primary OEM partners and resulted in temporary production and availability delays, which in turn affected sales. The Company estimates the sales impact caused by the delays was $75 to $80 million during the quarter ($115 to $125 million for the six-month period). Watsco’s OEMs are working to improve their supply chains and product availability and help us meet our customers’ needs.

It is also important to note that 2023 results follow record-breaking year in 2022, which saw second quarter sales and EPS grow 15% and 33%, respectively, and six-month sales and EPS grow 22% and 53%, respectively. Last year’s outperformance was driven by robust replacement demand, above-average OEM pricing actions, strong end-markets and an earlier start to hotter summer weather conditions. In contrast, OEM pricing actions in 2023 were more moderate and unit volumes reflect more conventional rates of replacement. In addition, the Company experienced more temperate weather conditions during the second quarter with a later start to the summer selling season (cooling degree days during the second quarter, as cited by the National Weather Service, declined 27% versus last year). Recent sales trends are more encouraging as the summer season has taken hold.

Consistent with the Company’s long-term focus, Watsco remains committed to investing in technologies to transform how business is conducted in the digital age. Contractor adoption and e-commerce usage continued to expand during the second quarter. Taken as a whole, the Company believes these technologies are deepening contractor engagement, facilitating new customer acquisition, reducing customer attrition and expanding the Company’s leadership position in the industry. Technology spending in 2023 increased $5.7 million, or 11 cents per share, for the six-month period ended June 30, 2023 ($3.8 million increase or 7 cents during the second quarter). Investments in technology were $55 million for the 12-month period ended June 30, 2023.

Albert H. Nahmad, Watsco’s Chairman and CEO stated, “We consider this quarter’s performance, which is the second-best quarter in our history, to be a good achievement, especially considering the strength of last year’s comparable performance and the myriad of challenges facing our teams. We delivered robust profitability and margins, and our commercial and ductless businesses continue to experience healthy growth rates. Additionally, we executed well in terms of gross margins and reduced SG&A spending while making continued investments to drive adoption of our technology platforms. Recent business conditions have shown improvement, and we remain confident about the rest of the year. Looking at the long-term, we remain very enthusiastic about the upcoming product and regulatory transitions that will influence replacement rates and Watsco’s unique technology platforms that continue to see growing adoption among contractors, both of which will positively influence the trajectory of our business.”

Second Quarter Results

•	6% decrease in sales to $2.0 billion

•	6% decrease in gross profit to $563 million

•	20 basis-point gross margin improvement to 28.1%

•	3% decrease in SG&A expenses (15.2% as a percentage of sales)

•	7% decrease in operating income to $266 million (operating margin of 13.3% versus 13.5% last year)

•	EPS decreased 10% to $4.42

Sales trends

•	8% decrease in HVAC equipment (69% of sales)

•	7% decrease in other HVAC products (27% of sales)

•	1% increase in commercial refrigeration products (4% of sales)

Six-Month Results

•	3% decrease in sales to $3.55 billion

•	3% decrease in gross profit to $1.01 billion

•	20 basis-point decrease in gross margin to 28.4%

•	1% decrease in SG&A expenses (16.6% as a percentage of sales)

•	6% decrease in operating income to $430 million (operating margin of 12.1% versus 12.5% last year)

•	EPS decreased 7% to $7.25

Sales trends

•	4% decrease in HVAC equipment (69% of sales)

•	5% decrease in other HVAC products (27% of sales)

•	6% increase in commercial refrigeration products (4% of sales)

Financial Strength & Liquidity

Watsco’s strong financial position has enabled investments in organic growth, working capital and acquisitions. Since January 1, 2021, Watsco’s working capital has nearly doubled to $1.9 billion with $117 million of capital used for acquisitions. During the same period, Watsco’s annual dividend rate increased 38% to $9.80 per share.

Despite these investments, Watsco’s financial position remains strong with low leverage and the ability to invest in almost any size opportunity. At June 30, 2023, the Company had net borrowings of $180 million (representing peak seasonal borrowings) and $2.5 billion of shareholders’ equity along with operating income of approximately $800 million for the 12-months ended June 30, 2023. The Company believes this financial strength, access to low-cost capital and its historical ability to generate cash flow provide comfort and confidence to the Company’s stakeholders.

Industry Catalysts & Trends

The Company believes that various industry catalysts will positively influence the replacement of residential and commercial HVAC systems in the years ahead. Watsco’s scale, leading technology platforms, financial strength, entrepreneurial culture, and OEM relationships, along with the essential nature of HVAC/R products, are important competitive advantages that provide stability to the Company’s performance and position Watsco favorably in light of these catalysts.

Regulatory Changes. To address and stem the impacts of climate change, the federal government and various states have enacted laws and regulations to incentivize the replacement of aging HVAC systems in favor of more energy-efficient and environmentally friendly systems. New standards became effective January 1, 2023 that raise the minimum required efficiency for HVAC systems nationwide. New regulations are also in effect that mandate a phase down of existing refrigerants that contain high global warming properties used in older HVAC systems and a transition to new refrigerants beginning in 2025. The demand for higher-efficiency systems and heat pumps is also expected to benefit over time from the passage of the Inflation Reduction Act of 2022.

Trend Toward Electrification of Heating Systems. Another important trend is the HVAC industry’s movement toward electrification of heating systems utilizing heat pumps in lieu of gas furnaces and other forms of fossil-fuel heating. The operating characteristics of heat pumps have improved such that they are now effective substitutes for the millions of fossil fuel-burning heating systems used throughout North America, particularly in Northern climates. Sales of heat pumps have outpaced the overall growth rates for conventional fossil-fuel heating systems (primarily gas furnaces). On an annualized basis, Watsco sold more than 745,000 heat pump units across 27 different brands.

Growth of Ductless HVAC Systems. The growing acceptance of ductless, high-efficiency HVAC products benefits Watsco, as we are among the leading distributors of ductless HVAC products used in both residential and commercial applications in North America. Watsco’s sales of ductless HVAC systems grew 12% during the first half of 2023.

Product and Geographic Diversity. Watsco’s product breadth and end-market diversity also provide a competitive advantage. The Company possesses the broadest and deepest assortment of products in the industry to support its customers and end-markets. In addition, Watsco maintains a deep catalog of OEM and aftermarket parts to support contractors and sustain competitiveness in any environment. Watsco’s annualized unit sales of compressor-bearing HVAC systems is approximately 2 million distributed throughout its locations in 42 U.S. states, Canada, Mexico and Puerto Rico as well as on an export basis to the Caribbean and portions of Latin America.

Network Investment & Expansion. Watsco’s network expansion, geographic positioning and density in key markets are also factors contributing to the Company’s long-term growth. Watsco’s network has grown by 73 locations since 2020, mostly from four acquisitions of market-leading businesses, located primarily in markets that Watsco did not previously serve. The Company’s network supports more than 350,000 contractors, technicians, and installers with critical technical assistance, training, and other resources to enhance their daily activities.

Technology Transformation

Watsco has developed and is scaling the industry’s most robust, user-friendly, and customer-focused technology platforms, which have transformed the way contractor-customers interact with the Company and, increasingly, the way contractors engage with consumers and businesses. Watsco’s community of active technology users is growing sales faster than non-user customers and experiences approximately 50% less attrition. Watsco believes that future results will benefit from continued customer adoption, higher share of wallet, new customer acquisition, reduced attrition and lower costs to serve.

Specific technology-related updates include:

•

Product Information Management (PIM), Watsco’s repository of rich product information, is delivered seamlessly through its mobile apps and e-commerce platform. Watsco’s PIM database contains more than 1.5 million SKUs accessible to more than 350,000 contractors and technicians annually.

•

HVAC Pro+ Mobile Apps provide customers with real-time access to critical information that improves speed and productivity. This includes real-time technical support, product details, inventory availability, warranty look-up and processing, certified system matchups, e-commerce, and more. The authenticated user community (users linked to an e-commerce account over the 12-month period ended June 30, 2023) grew 19% to more than 53,000 users compared to the same period a year ago.

•

E-commerce sales continue to outpace overall sales growth rates in the second quarter and accounted for 34% of total sales, inclusive of revenues from recently acquired businesses that are now adopting Watsco’s technology platforms.

•

OnCallAir®, Watsco’s digital sales platform, and CreditForComfort®, its companion consumer financing platform, have both increased penetration among HVAC contractors as digital engagement with homeowners expands. The annualized gross merchandise value (GMV) of products sold by customers through OnCallAir® now exceeds $1 billion. During the first half of 2023, OnCallAir® presented quotes to approximately 136,000 households, a 15% increase over 2022, and generated $586 million GMV, a 26% increase over the same period last year.

A.J. Nahmad, Watsco’s President, added, “Our technology platforms, which are unique to the industry, have transformed nearly every aspect of our business. The contractor-based platforms, like our HVAC Pro+ suite of apps and OnCallAir®, our consumer-facing sales platform, combined with our internal-facing technologies, have helped Watsco build market share, accelerate new customer acquisition, and drive margin expansion. Consistent with our long-term focus, we remain committed to investing more over time as we believe these platforms provide a distinct, long-term competitive advantage.”

Cash Flow & Dividends

Watsco’s operating cash flow was an $89 million use of cash during the six-month period ended June 30, 2023 commensurate with the seasonal buildup of working capital during the selling season. Working capital is expected to decline over the remainder of 2023, consistent with historical levels of seasonality. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company increased its annual dividend rate by 11% effective in January 2023 to $9.80 per share. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Second Quarter Earnings Conference Call Information

Date and time: August 1, 2023 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 673 locations each year to get information, obtain technical support and buy products.

Our business is focused on the replacement market for both residential and commercial applications, which has increased in size and importance as a result of the aging of the installed base systems, the introduction of new higher energy efficient models to address both regulatory mandates as well as consumer optionality, the remodeling and expansion of homes and businesses, the addition of central air conditioning to structures that previously had only heating products and an overall unwillingness for homeowners or businesses to live without air conditioning or heating products. According to data published by the Energy Information Administration in May 2022 there are approximately 102 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Many installed units are currently reaching the end of their useful lives, which we believe long-term provides a growing and stable replacement market.

Given our focus in the replacement market, Watsco has the opportunity to be a significant and important contributor toward climate change as its business plays an important role in the drive to lower CO2e emissions. According to the Department of Energy, heating and air conditioning accounts for roughly half of U.S. household energy consumption. As such, replacing HVAC systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time. The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current minimum efficiency standards in the U.S. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save costs, and reduce the carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 17.4 million metric tons of CO2e emissions from January 1, 2020 to June 30, 2023 through the sale of replacement HVAC systems at higher-efficiency standards (an equivalent of removing 3.9 million gas powered vehicles off the road for a year). More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$2,003,084	$2,133,755	$3,553,725	$3,657,325
Cost of sales	1,440,462	1,538,222	2,542,946	2,611,434

Gross profit	562,622	595,533	1,010,779	1,045,891
Gross profit margin	28.1%	27.9%	28.4%	28.6%

SG&A expenses	304,155	314,753	591,212	598,107

Other income	7,238	6,317	10,878	10,362
Operating income	265,705	287,097	430,445	458,146
Operating margin	13.3%	13.5%	12.1%	12.5%

Interest expense, net	3,415	1,110	4,030	1,668

Income before income taxes	262,290	285,987	426,415	456,478
Income taxes	56,887	60,481	90,641	96,082

Net income	205,403	225,506	335,774	360,396
Less: net income attributable to non-controlling interest	32,639	32,949	52,937	54,541

Net income attributable to Watsco	$172,764	$192,557	$282,837	$305,855

Diluted earnings per share:
Net income attributable to Watsco shareholders	$172,764	$192,557	$282,837	$305,855
Less: distributed and undistributed earnings allocated to restricted common stock	11,916	17,570	19,322	27,856

Earnings allocated to Watsco shareholders	$160,848	$174,987	$263,515	$277,999

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	36,429,937	35,521,163	36,366,237	35,512,818

Diluted earnings per share for Common and Class B common stock	$4.42	$4.93	$7.25	$7.83

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$162,526	$147,505
Accounts receivable, net	990,663	747,110
Inventories, net	1,689,309	1,370,173
Other	40,070	33,951

Total current assets	2,882,568	2,298,739

Property and equipment, net	128,065	125,424
Operating lease right-of-use assets	334,376	317,314
Goodwill, intangibles, net and other	758,002	746,737

Total assets	$4,103,011	$3,488,214

Accounts payable and accrued expenses	$862,900	$759,525
Current portion of long-term obligations	93,099	90,597
Borrowings under revolving credit agreement	—	56,400

Total current liabilities	955,999	906,522

Borrowings under revolving credit agreement	342,900	—
Operating lease liabilities, net of current portion	247,928	232,144
Deferred income taxes and other liabilities	104,134	101,270

Total liabilities	1,650,961	1,239,936

Watsco’s shareholders’ equity	2,037,647	1,889,237
Non-controlling interest	414,403	359,041

Shareholders’ equity	2,452,050	2,248,278

Total liabilities and shareholders’ equity	$4,103,011	$3,488,214

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$335,774	$360,396
Non-cash items	32,494	35,065
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(243,440)	(289,478)
Inventories, net	(313,634)	(366,359)
Accounts payable and other liabilities	103,442	332,217
Other, net	(3,815)	1,231

Net cash (used in) provided by operating activities	(89,179)	73,072

Cash flows from investing activities:
Capital expenditures, net	(14,599)	(18,841)
Business acquisitions, net of cash acquired	(2,989)	(47)

Net cash used in investing activities	(17,588)	(18,888)

Cash flows from financing activities:
Net proceeds under revolving credit agreement	286,500	114,600
Net proceeds from sale of Common stock	15,179	—
Other	9,198	4,612
Dividends on Common and Class B Common stock	(190,409)	(161,484)

Net cash provided by (used in) financing activities	120,468	(42,272)

Effect of foreign exchange rate changes on cash and cash equivalents	1,320	(1,131)

Net increase in cash and cash equivalents	15,021	10,781
Cash and cash equivalents at beginning of period	147,505	118,268

Cash and cash equivalents at end of period	$162,526	$129,049